UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 12, 2025

908 Devices Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39815	45-4524096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

645 Summer Street

Boston, MA  02210

(Address of principal executive offices, including zip code)

(857) 254-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MASS	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ( §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 12, 2025, Marcia Eisenberg resigned from the Board of Directors (the “Board”) of 908 Devices Inc. (the “Company”) and the Compensation Committee of the Board. Her resignation was effective on June 12, 2025 at 5:00 p.m. Eastern Time. Her decision to resign from the Board was not related to any disagreement with the Company on any matter relating to its operations, policies or practices and follows the Company’s recent sale of its bioprocessing product portfolio.

On June 13, 2025, Christopher D. Brown was appointed to the Board to fill the vacancy created following Ms. Eisenberg’s resignation. Dr. Brown will serve as a Class III director, with a term expiring at the Company’s 2026 annual meeting of stockholders.

Dr. Brown has been Vice President of R&D, Analytics at Repligen, Inc. (NASDAQ: RGEN) since March 2025, when Repligen, Inc. purchased the Company’s bioprocessing product portfolio.  Previously, Dr. Brown was a co-founder of the Company, and served as its Chief Technology Officer & Vice President of Research & Development from February 2012 to March 2023, and as its Chief Product Officer from March 2023 to March 2025. Prior to co-founding the Company, Dr. Brown was a platform architect at Apple Inc. (NASDAQ: AAPL) leading investigations in future-gen health technologies. Prior to Apple, from April 2010 to October 2010, he was a Senior Director at Thermo Fisher Scientific Inc. (NYSE: TMO) and from 2005 until 2010 he was Senior Director of Product Development and Engineering at Ahura Scientific, Inc. Dr. Brown holds a B.Sc. in Mathematics/Chemistry from Brandon University, and a Ph.D. in Chemistry from Dalhousie University where he specialized in statistical and machine learning methods for chemical data.

Following his resignation from employment with the Company in March 2025, Dr. Brown entered into a consulting agreement with the Company, dated March 17, 2025 (the “Consulting Agreement”), whereby he continues to provide services to the Company as reasonably requested with respect to his expertise in research & development, technology, and business strategy to support current operations and future planning, and other related matters. In connection with his entry into the Consulting Agreement and continued service to the Company, Dr. Brown’s outstanding equity awards continue to vest. Dr. Brown is not entitled to receive any cash compensation under the Consulting Agreement.

Dr. Brown is entitled to receive annual cash compensation, an initial, one-time equity award, and an annual equity award in accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”). However, Dr. Brown has waived the right to receive compensation pursuant to the Policy in connection with his initial service as a non-employee director.

In connection with his appointment, Dr. Brown and the Company also entered into the Company’s standard form of indemnification agreement for directors.

There are no arrangements or understandings between Dr. Brown and any other persons pursuant to which Dr. Brown was elected as a director. In addition, there are no family relationships between Dr. Brown and any other director or executive officer of the Company and Dr. Brown  has no direct or indirect material interest in any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On June 13, 2025, the Board appointed Fenel M. Eloi to the Compensation Committee of the Board, to fill the vacancy created upon Ms. Eisenberg’s resignation. The Board determined that Mr. Eloi is “independent” as that term is defined in the applicable Nasdaq rules, and that he meets the requirements of a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act.

Item 7.01             Regulation FD Disclosure.

On June 16, 2025, the Company issued a press release announcing the appointment of Dr. Brown as a director. The press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description

99.1	Press Release dated June 16, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

908 DEVICES INC.

June 16, 2025	By:	/s/ Michael S. Turner
Michael S. Turner
Chief Legal and Administrative Officer